UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
January 31, 2011

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-34228	66-071-6485
(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

299 Park Avenue
New York, New York 10171
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 31, 2011, General Maritime Corporation (the “Company”) entered into amendments and waivers (each a “Credit Agreement Waiver” and, collectively, the “Credit Agreement Waivers”) to each of its $750 million revolving credit facility, its $372 million senior secured credit facility and its $22.8 million bridge credit facility (each a “Credit Facility”). Nordea Bank Finland plc, New York Branch and DnB NOR Bank ASA acted as the lead arrangers of each Credit Facility.

The Company is required to maintain a minimum of $50 million in cash and cash equivalents pursuant to each Credit Facility. It did not meet this minimum cash balance as of December 31, 2010. The Credit Agreement Waivers waive this minimum cash balance requirement and are effective through February 28, 2011. After this date, the original terms of the Credit Facilities will apply. With the receipt of the Credit Agreement Waivers, the Company is in compliance with the Credit Facilities.

In addition, in the amendment and waiver in respect of the $750 million revolving credit facility, certain technical amendments and clarifications to that Credit Facility were made.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 31, 2011, the Company completed the previously announced dispositions of two of its product tankers, the 2005-built Stena Contest and the 2004-built Genmar Concord, to affiliates of Northern Shipping Fund Management Bermuda, Ltd. (“Northern Shipping”). The Company received net proceeds totaling $41.1 million for the sale of the two vessels. In addition, as previously announced, the Company expects to complete, by February 15, 2011, the disposition of a third product tanker, the 2005-built Stena Concept, to an affiliate of Northern Shipping for additional net proceeds totaling $21.0 million. The Company expects to record a non-cash write down of approximately $60 million in the fourth quarter of 2010 for losses on disposal of vessel equipment in connection with the sale of these three vessels.

In connection with the sales of the Stena Contest and the Genmar Concord, the vessels have been leased back to subsidiaries of the Company under bareboat charters entered into with the purchasers for a period of seven years at a rate of $6,500 per day per vessel for the first two years of the charter period and $10,000 per day per vessel for the remainder of the charter period.  The obligations of the subsidiaries are guaranteed by the Company.  As part of these agreements, the subsidiaries will have options to repurchase the vessels for $24 million per vessel at the end of year two of the charter period, $21 million per vessel at the end of year three of the charter period, $19.5 million per vessel at the end of year four of the charter period, $18 million per vessel at the end of year five of the charter period, $16.5 million per vessel at the end of year six of the charter period, and $15 million per vessel at the end of year seven of the charter period.

A copy of the Company’s press release announcing these transactions is attached hereto as Exhibit 99.1 and is incorporated into this Item 2.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 2.01 is incorporated herein by reference.

Item 8.01.	Other Events.

On January 18, 2011, seven of the Company’s subsidiaries – General Maritime Subsidiary NSF Corporation, Concord Ltd., Contest Ltd., Concept Ltd., GMR Concord LLC, GMR Contest LLC and GMR Concept LLC – were declared Unrestricted Subsidiaries under the Indenture, dated as of November 12, 2009, as amended (the “Indenture”), among the Company, the Subsidiary Guarantors parties thereto and The Bank of New Mellon, as Trustee.  Concord Ltd., Contest Ltd. and Concept Ltd., which had previously been Subsidiary Guarantors under the Indenture, were released from their Subsidiary Guarantees as a result.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release dated February 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MARITIME CORPORATION
(Registrant)

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	Chief Financial Officer, Executive Vice President

Date:  February 3, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 3, 2011.